Exhibit 99.B(i)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of The Victory Portfolios:

In our opinion, the accompanying statement of changes in net assets and the financial highlights of The Victory Portfolios (the “Funds”) present fairly, in all material respects, the changes in each of the Fund’s net assets for the year ended October 31, 2008 and their financial highlights for each of the periods ended October 31, 2005 through October 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Funds’ management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits, which included confirmation of securities at October 31, 2008 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Columbus, Ohio

December 22, 2008